As filed with the United States Securities and Exchange Commission on September 18, 2020
Registration No. 333-222066

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT NO. 333-222066
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DENBURY INC.
(Exact name of registrant as specified in its charter)

Delaware		20-0467835
(State or other jurisdiction of incorporation or organization)		(IRS Employer Identification No.)
5320 Legacy Drive Plano, Texas 75024 (972) 673-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James S. Matthews
Executive Vice President,
Chief Administrative Officer,
General Counsel and Secretary
5320 Legacy Drive,
Plano, Texas 75024
(972) 673-2007
(Name, address and telephone number, including area
code, of agent for service)
Copy to: Julian J. Seiguer, P.C. Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 (713) 836-3647

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed by Denbury Inc. (“Denbury”) to deregister all securities unsold under the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Denbury with the Securities and Exchange Commission:

•	Registration Statement No. 333-222066, filed on December 14, 2017, registering an indeterminate number or principal amount of common stock.

As previously disclosed, on July 30, 2020, Denbury and certain of its direct and indirect subsidiaries (together with Denbury, the “Company”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Company’s Chapter 11 Cases are jointly administered under the caption In re Denbury Resources Inc., et al., Case No. 20-33801.

As a result of the Chapter 11 Cases, Denbury has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by Denbury in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Denbury hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and Denbury hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on September 18, 2020. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Act.

Denbury Inc. (Registrant)
By:	/s/ James S. Matthews
James S. Matthews
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary